Exhibit 3(i).4

SECRETARY OF STATE


                                 STATE OF NEVADA

                                CORPORATE CHARTER

I, CHERYL A. LAU, Secretary of State of the State of Nevada, do hereby certify that CAVE PRODUCTIONS, INC. did on the TWENTY-FOURTH day of SEPTEMBER, file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, this TWENTY-FOURTH day of SEPTEMBER, 1993.

                                                              Secretary of State

BY

Deputy